                                                                      Exhibit 99

                    DiVall Insured Income Properties 2, L.P.

                                 QUARTERLY NEWS

================================================================================
A publication of The Provo Group, Inc.                  THIRD QUARTER 2000


Preparing for Liquidation

As we reported to you earlier this year, we plan to put the DiVall 2 portfolio up for sale next year. We plan to have updated appraisals completed by the end of January. We will then adjust the sale price accordingly and begin the sealed bid process during the 2/nd/ Quarter. This will give us plenty of time to market the portfolio. We would anticipate closing the sale during the 3/rd/ Quarter and then distributing all proceeds and winding up the Partnership by year-end.

In an effort to make this liquidation "neat and clean" we have re-evaluated all the properties. This Partnership did have one "problem" property. The Denny's Restaurant located on Camelback Road was vacant. Additionally, this property had a Ground Lease. (This means the Tenant paid rent to us for the building and we paid rent to another landlord, the Ground Lessor). Therefore, not only were we not collecting rent on this property, we were liable for the ground rent and we were liable for all real estate taxes. The Ground Lease did not expire for another 2 years and we knew this property would be difficult to release unless the ground lessor participated in an extension. However, the ground lessor had already disclosed that he wanted the property back after the two years.. Therefore, we negotiated to terminate the Ground Lease early for a fee of $90,000. Please keep in mind, the ground rent alone was $60,000 annually. Additionally, we would have been responsible for $20,000 per year in real estate taxes. It is unfortunate we had to pay out this amount in a lump sum, however it will definitely save us money in the long run. We effectively "bought out" our $160,000 liability for $90,000. This will help our 2001 cash flow by $80,000.

We feel all the other properties are stable. We have no other vacancies and few delinquencies. We feel this is a well balanced portfolio and would be considered a desirable purchase. We will keep you updated on our liquidation efforts during the next Quarter.

--------------------------------------------------------------------------------

                            Distribution Highlights

 .    8.49% (approx.) annualized return from operations based on $23,550,000
     (estimated net asset value as of December 31, 1999).

 .    $500,000 total amount distributed for the Third Quarter 2000 which was
     $75,000 lower than originally budgeted.

 .    $10.80 per unit (approx.) for the Third Quarter 2000.

 .    $1,043.00 to $845.00 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (February 1990), respectively. (NOTE: Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities.)

Page 2                             DiVall 2                         3 Q 00

                 Statements of Income and Cash Flow Highlights

 .    9% increase in "total" operating revenues from projections.

 .    The increase in revenues is almost entirely due to accrual of percentage rents for tenants who have reached their breakpoint for the year.

 .    If not for the termination of the Denny's (Camelback Road) Lease, the expenses would have decreased by 13%. However, there was an increase in expenses due to the $90,000 termination fee which was not originally budgeted. A $143,000 loss on disposition of assets was also recorded to write-off the balance of the building which was surrendered to the ground lessor upon termination of the lease. This is a non-cash item.

          ----------------------------------------------------------

                              Property Highlights

 .    Mulberry Street Grill (Formerly Mr. Munchies, Phoenix, AZ) was delinquent at September 30, 2000 in the amount of $8,000. This is a decrease in the original balance due, which was over $15,000. This tenant has been making catch-up payments and we fully anticipate the balance to be paid by November 30, 2000. "Season" is coming in the Phoenix area.

 .    Denny's (Camelback Road) - This Lease was terminated effective June 30,
     2000. Please see cover article for more information.

--------------------------------------------------------------------------------

For questions or additional information, please contact Investor Relations at:
                       1-800-547-7686 or 1-816-421-7444

               All written inquiries may be mailed or faxed to:

                             The Provo Group, Inc.
                       101 West 11th Street, Suite 1110
                          Kansas City, Missouri 64105
                              (FAX 816-221-2130)
                       E-Mail: jbiggs@theprovogroup.com

--------------------------------------------------------------------------------

                                              DIVALL INSURED INCOME PROPERTIES 2 L.P.
                                            STATEMENTS OF INCOME AND CASH FLOW CHANGES
                                        FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2000
------------------------------------------------------------------------------------------------------------------
                                                                     PROJECTED          ACTUAL           VARIANCE
                                                                   -----------------------------------------------
                                                                        3RD               3RD
                                                                      QUARTER           QUARTER           BETTER
  OPERATING REVENUES                                                  9/30/00           9/30/00          (WORSE)
                                                                   -------------     -------------     -----------
    Rental income                                                    $  695,536        $  758,090       $  62,554
    Interest income                                                      13,600            15,558           1,958
    Other income                                                              0             1,446           1,446
                                                                   -------------     -------------     -----------
  TOTAL OPERATING REVENUES                                           $  709,136        $  775,094       $  65,958
                                                                   -------------     -------------     -----------
  OPERATING EXPENSES
    Insurance                                                        $    4,317        $    4,404       $     (87)
    Management fees                                                      46,872            46,909             (37)
    Overhead allowance                                                    3,783             3,789              (6)
    Advisory Board                                                        3,700             2,188           1,512
    Administrative                                                       20,028            10,354           9,674
    Professional services                                                 7,100             5,520           1,580
    Auditing                                                             12,000            12,800            (800)
    Legal                                                                 4,500             2,102           2,398
    Ground lease termination fee                                              0            90,000         (90,000)
    Loss on disposition of assets                                             0           142,591        (142,591)
    Defaulted tenants                                                       900               740             160
                                                                   -------------     -------------     -----------
  TOTAL OPERATING EXPENSES                                           $  103,200        $  321,397       $(218,197)
                                                                   -------------     -------------     -----------
  GROUND RENT                                                        $   31,650        $   16,511       $  15,139
                                                                   -------------     -------------     -----------
  INVESTIGATION AND RESTORATION EXPENSES                             $        0        $       56             (56)
                                                                   -------------     -------------     -----------
  NON-OPERATING EXPENSES
    Depreciation                                                     $   88,098        $   88,098               0
    Amortization                                                          2,364             2,757            (393)
                                                                   -------------     -------------     -----------
  TOTAL NON-OPERATING EXPENSES                                       $   90,462        $   90,855       $    (393)
                                                                   -------------     -------------     -----------
  TOTAL EXPENSES                                                     $  225,312        $  428,819       $(203,507)
                                                                   -------------     -------------     -----------

  NET INCOME (LOSS)                                                  $  483,824        $  346,275       $(137,549)

  OPERATING CASH RECONCILIATION:                                                                         VARIANCE
                                                                                                       -----------
    Depreciation and amortization                                        90,462            90,855             393
    Recovery of amounts previously written off                                0            (1,391)         (1,391)
    Loss on disposition of assets                                             0           142,591         142,591
    (Increase) Decrease in current assets                               (81,977)         (171,574)        (89,597)
    Increase (Decrease) in current liabilities                           10,055            10,278             223
    (Increase) Decrease in cash reserved for payables                   (11,990)          (10,000)          1,990
    Advance from current cash flows for future distributions             83,000            83,000               0
                                                                   -------------     -------------     -----------
  Net Cash Provided From Operating Activities                        $  573,374        $  490,034       $ (83,340)
                                                                   -------------     -------------     -----------
CASH FLOWS FROM (USED IN) INVESTING
    AND FINANCING ACTIVITIES
    Recoveries from former general partners                                   0             1,391           1,391
    Proceeds from sale of property and equipment                              0                 0               0
                                                                   -------------     -------------     -----------
  Net Cash Provided From Investing And Financing
    Activities                                                       $        0        $    1,391       $   1,391
                                                                   -------------     -------------     -----------
  Total Cash Flow For Quarter                                        $  573,374        $  491,425       $ (81,949)

  Cash Balance Beginning of Period                                    1,165,672         1,166,358             686
  Less 2nd quarter distributions paid 8/00                             (575,000)         (575,000)              0
  Change in cash reserved for payables or future distributions          (71,010)          (73,000)         (1,990)
                                                                   -------------     -------------     -----------
  Cash Balance End of Period                                         $1,093,036        $1,009,783       $ (83,253)


  Cash reserved for 3rd quarter L.P. distributions                     (575,000)         (500,000)         75,000
  Cash reserved for payment of payables                                (219,739)         (256,000)        (36,261)
                                                                   -------------     -------------     -----------
  Unrestricted Cash Balance End of Period                            $  298,297        $  253,783       $ (44,514)
                                                                   ==============    =============     ===========
------------------------------------------------------------------------------------------------------------------
                                                                     PROJECTED           ACTUAL          VARIANCE
                                                                   -----------------------------------------------
*  Quarterly Distribution                                            $  575,000        $  500,000       $ (75,000)
   Mailing Date                                                        11/15/00        (enclosed)               -
------------------------------------------------------------------------------------------------------------------

* Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR
DISCUSSION PURPOSES

                     DIVALL INSURED INCOME PROPERTIES 2 LP
                             2000 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS

PORTFOLIO     (Note 1)

                                     --------------------------   ------------------------------------   ---------------------------
                                            REAL ESTATE                        EQUIPMENT                          TOTALS
                                     --------------------------   ------------------------------------   ---------------------------
                                                ANNUAL              LEASE              ANNUAL
----------------------------------               BASE      %      EXPIRATION           LEASE     % *                 ANNUAL
    CONCEPT           LOCATION         COST      RENT    YIELD       DATE      COST   RECEIPTS  RETURN     COST     RECEIPTS  RETURN
----------------------------------   --------------------------   ------------------------------------   ---------------------------
APPLEBEE'S        COLUMBUS, OH       1,059,465  135,780  12.82%                84,500     0      0.00%    1,143,965  135,780  11.87%

BLOCKBUSTER       OGDEN, UT            646,425  100,554  15.56%                                             646,425  100,554  15.56%

DENNY'S           PHOENIX, AZ          972,726   65,000   6.68%               183,239     0      0.00%    1,155,965   65,000   5.62%
DENNY'S           PHOENIX, AZ          865,900  115,200  13.30%               221,237     0      0.00%    1,087,137  115,200  10.60%
FIESTA TIME       TWIN FALLS, ID       699,032   83,200  11.90%               190,000     0      0.00%      889,032   83,200   9.36%
MR. MUNCHIES (3)  PHOENIX, AZ          500,000   50,800  10.16%                14,259     0      0.00%      514,259   50,800   9.88%

HARDEE'S (5)      S. MILWAUKEE, WI     808,032   64,000   7.92%                                             808,032   64,000   7.92%
HARDEE'S (5)      HARTFORD, WI         686,563   64,000   9.32%                                             686,563   64,000   9.32%
HARDEE'S (5)      MILWAUKEE, WI      1,010,045   76,000   7.52%          (4)  260,000     0      0.00%    1,421,983   76,000   5.34%
   "                  "                                                       151,938     0      0.00%
HARDEE'S (5)      FOND DU LAC, WI      849,767   88,000  10.36%          (4)  290,469     0      0.00%    1,140,236   88,000   7.72%
HARDEE'S (5)      MILWAUKEE, WI              0        0   0.00%               780,000     0      0.00%      780,000        0   0.00%

HOOTER'S          R. HILLS, TX       1,246,719   95,000   7.62%                                           1,246,719   95,000   7.62%

HOSTETTLER'S      DES MOINES, IA       845,000   55,584   6.58%                52,813        0   0.00%      897,813   55,584   6.19%

KFC               SANTA FE, NM         451,230   60,000  13.30%                                             451,230   60,000  13.30%

MIAMI SUBS        PALM BEACH, FL       743,625   39,000   5.24%                                             743,625   39,000   5.24%
----------------------------------   --------------------------   ------------------------------------   ---------------------------

Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.
     2: Rent is based on 12.5% of monthly sales. Rent projected for 2000 is based on 1999 sales levels.
     3: The Partnership entered into a long-term ground lease in which the Partnership is responsible for payment of rent.
     4: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     5: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.

PROJECTIONS FOR
DISCUSSION PURPOSES

                     DIVALL INSURED INCOME PROPERTIES 2 LP
                             1999 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS

PORTFOLIO (Note 1)

                                        REAL ESTATE                          EQUIPMENT                            TOTALS
                               -----------------------------  ---------------------------------------  -----------------------------
                                             ANNUAL             LEASE                 ANNUAL
                                              BASE      %     EXPIRATION              LEASE      %                  ANNUAL      %
  CONCEPT        LOCATION         COST        RENT    YIELD      DATE       COST     RECEIPTS  RETURN     COST     RECEIPTS   RETURN
-----------  ----------------  ----------  ---------  ------  ----------  ---------  --------  ------  ----------  ---------  ------
POPEYE'S     PARK FOREST, IL      580,938     77,280  13.30%                                              580,938     77,280  13.30%

SUNRISE PS   PHOENIX, AZ        1,084,503    127,920  11.80%                 79,219      0      0.00%   1,182,735    127,920  10.82%
                                                                             19,013      0      0.00%

VILLAGE INN  GRAND FORKS, ND      739,375     84,000  11.36%                                              739,375     84,000  11.36%

WENDY'S      AIKEN, SC            633,750     90,480  14.28%                                              633,750     90,480  14.28%
WENDY'S      CHARLESTON, SC       580,938     76,920  13.24%                                              580,938     76,920  13.24%
WENDY'S      N. AUGUSTA, SC       660,156     87,780  13.30%                                              660,156     87,780  13.30%
WENDY'S      AUGUSTA, GA          728,813     96,780  13.28%                                              728,813     96,780  13.28%
WENDY'S      CHARLESTON, SC       596,781     76,920  12.89%                                              596,781     76,920  12.89%
WENDY'S      AIKEN, SC            776,344     96,780  12.47%                                              776,344     96,780  12.47%
WENDY'S      AUGUSTA, GA          649,594     86,160  13.26%                                              649,594     86,160  13.26%
WENDY'S      CHARLESTON, SC       528,125     70,200  13.29%                                              528,125     70,200  13.29%
WENDY'S      MT. PLEASANT, SC     580,938     77,280  13.30%                                              580,938     77,280  13.30%
WENDY'S      MARTINEZ, GA         633,750     84,120  13.27%                                              633,750     84,120  13.27%
                               ----------  ---------  ------              ---------      -      -----  ----------  ---------  ------
PORTFOLIO TOTALS
  (27 Properties)              20,158,534  2,224,738  11.04%              2,326,687      0      0.00%  22,485,211  2,224,739   9.89%

Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.


                                  Page 2 of 2